Exhibit 10.1

RPT REALTY

Performance Share Unit Award Notice
Under the 2019 Omnibus Long-Term Incentive Plan

THIS PERFORMANCE SHARE AWARD NOTICE, dated as of [DATE], sets forth the terms of a grant of performance shares by RPT Realty, a real estate investment trust organized in Maryland (the “Trust”), to the Participant named below.

WHEREAS, the Trust has adopted the 2019 Omnibus Long-Term Incentive Plan (the “Plan”) to enhance the ability of the Trust to attract and retain highly qualified employees and to motivate those employees to improve the business results of the Trust; and

WHEREAS, the Committee has determined to grant to the Participant an award of Performance Shares as provided herein to encourage the Participant’s efforts toward the continuing success of the Trust.

The Trust grants to the Participant an award on the following terms and subject to the following conditions:

1.
Grant by the Trust.  The Trust grants to the Participant a Performance Share Unit Award as set forth below (the “Award”), pursuant to and subject to the all of the terms and conditions of this Award and the Plan, the provisions of which are incorporated herein. Subject to the terms and conditions hereof, payment with respect to vested Awards shall be made in the form of common shares of beneficial interest of the Trust (the “Shares”). Capitalized terms not defined herein have the meanings ascribed to such terms in the Plan.

AWARD SUMMARY
Name of Participant:
Target Number of Shares:
Grant Date:	[DATE]
Performance Period:	[DATE] through [DATE]

2.
Performance Objective. Shares shall be earned based on the achievement of Total Shareholder Return of the Trust as compared to the Total Shareholder Returns achieved by a group of peer companies (the “Peer Group”) whose shares are expected to be impacted by the same economic factors and secular trends as the Trust, with the result expressed as a percentile (where the Trust is considered to be part of the Peer Group). The applicable Peer Group for the Performance Period is the group of publicly traded shopping center REITs listed on the attached Appendix A. “Total Shareholder Return” shall be defined as the increase in value of a fixed amount invested in the common shares of an entity, taking into account both stock price appreciation and dividends or other distributions, during the Performance Period (dividends are calculated as if they are reinvested in a company’s stock as of the ex-dividend date based on such date’s closing stock price).  In determining the value of shares at the beginning and end of the Performance Period, the Committee shall use the average closing price for the twenty (20) trading days ending on the beginning and end of the Performance Period.

3.
Peer Group Adjustments. Any company in the Peer Group that files for bankruptcy protection shall be placed at the bottom of the Peer Group.  Any company in the Peer Group that is acquired and is no longer separately trading will be excluded from the Peer Group, and the size of the Peer Group will be reduced by one.  No changes to the Peer Group will be made as a result of an acquisition or divestiture by a company in the Peer Group of a portion of its business, as such events are generally considered to be part of the ordinary course of business; however, in the instance where a peer company has entered an agreement to be acquired and such transaction has not yet been consummated at the end of the Performance Period, such peer company will be excluded from results as if it had already been acquired.

4.
Determination of Award and Notice. As soon as possible after the end of the Performance Period, but in no event later than March 15 of the year following the end of the Performance Period, the Compensation Committee of the Board of Trustees (the “Committee”) will certify in writing whether and to what extent the performance measure has been achieved for the Performance Period and determine the number of shares, if any, to be issued to the Participant in accordance with the matrix set forth in Appendix A; provided, that, if the Committee certifies that the performance measure has been met, the Committee may, in its sole discretion, modify the number of shares to be issued to the Participant with respect to the Award. The date of the Committee’s certification pursuant to this Section 4 shall hereinafter be referred to as the “Certification Date.” The Trust will notify the Participant of the Committee’s certification promptly following the Certification Date. Shares shall be issued to the Participant within ten days of the Certification Date.

In the event Participant is entitled to receive more than 500,000 shares in any one calendar year, such shares in excess of the 500,000 share limit shall be settled in cash based on the value of a share on the Certification Date, payable to the Participant in accordance with this Section 4 and subject to applicable withholding.

5.
Forfeiture of Award Prior to Certification Date. Except as provided by the Committee or as otherwise provided in this Award Agreement, the Participant will not be entitled to any issuance of shares with respect to the Award if the Participant is not, for any reason, employed by the Trust or an Affiliate of the Trust on the Certification Date; provided that (a) in the event of the Participant’s termination of employment due to death or Disability prior to the Certification Date, such Award will not be forfeited and will vest based on actual performance as determined by the Committee in normal course on the Certification Date, (b) in the event of Participant’s Retirement prior to the Certification Date, such Award will not be forfeited and will vest based on actual performance as determined by the Committee in normal course on the Certification Date; provided, that such Award was granted at least one year prior to the date of the Participant’s Retirement, or (c) in the event of a termination of employment for other reasons when it finds that such treatment would be in the best interests of the Trust, the Committee may, in its sole discretion, determine that such Award may not be forfeited and may vest based on actual performance as determined by the Committee in normal course on the Certification Date.

6.
Change in Control. In the event of a Change in Control where the Award is assumed or substituted by the successor/acquirer company, such Award will be converted into restricted shares (subject to the same performance period/vesting/certification schedule) of the successor/acquirer company based on the higher of actual performance or target levels determined as of the Change in Control with the value per share based on the final sale price of the Change in Control and in the event the Participant is terminated without Cause or the Participant terminates his or her employment for Good Reason within twenty four (24) months following such Change in Control, such Award will vest and be paid out within 30 days after such date of Participant’s termination of employment.  In the event such Award is not assumed or substituted by the acquirer/successor company, such Award shall immediately become fully vested at the greater of target levels or actual performance as of the Change in Control with the value per share based on the final sale price of the Change in Control. [Notwithstanding the foregoing or anything to the contrary herein, to the extent the Participant and the Trust are a party to an employment agreement, such employment agreement shall govern the Award in the event the Participant’s employment by the Trust is terminated (i) involuntarily by the Trust without Cause (as defined by such employment agreement) or by the Participant for Good Reason (as defined by such employment agreement) or (ii) as a result the Participant’s death or Disability (as defined by such employment agreement) or (iii) within twenty four months following a Change in Control (as defined by such employment agreement) either by the Trust without Cause or by the Participant for Good Reason.] (1)

7.
No Rights as a Shareholder.  Prior to any issuance of Shares, the Participant shall not at any time have any rights as a shareholder with respect to any Award.  No dividends (or dividend equivalents) will be paid on any earned or unearned Award until Shares are issued following the Certification Date pursuant to Section 4.

8.
No Right to Continued Employment.   Nothing in this Award or the Plan shall interfere with or limit in any way the right of the Trust to terminate the Participant’s employment, nor confer upon the Participant any right to continuance of employment by the Trust or any Affiliate.

9.
Construction. This Award is made and granted pursuant to the Plan and is in all respects limited by and subject to the terms of the Plan. In the event of any conflict between the provisions of this Award and the terms of the Plan, the terms of the Plan shall be controlling. All decisions of the Committee with respect to any question or issue arising under the Plan or this Award shall be conclusive and binding on all persons having an interest in the Award.

10.
Resolution of Disputes.  Any dispute or disagreement which may arise under, or as a result of, or in any way relate to, the interpretation, construction or application of this Award shall be determined by the Committee. Any determination made hereunder shall be final, binding and conclusive on the Participant, the Participant’s heirs, executors, administrators and successors, and the Trust and its Affiliates for all purposes.

11.
Entire Statement of Award.  This Award and the terms and conditions of the Plan constitute the entire understanding between the Participant and the Trust and its Affiliates, and supersede all other agreements, whether written or oral, with respect to the Award.

(1) Include in awards to executives with employment agreements.

12.	Headings. The headings of this Award are inserted for convenience only and do not constitute a part of this Award.

13.	Counterparts. This Award may be executed in two or more counterparts, each of which is deemed an original and all of which constitute one document.

14.
Registration. The Trust currently has an effective registration statement on file with the Securities and Exchange Commission with respect to the shares of Common Shares subject to this Award. The Trust intends to maintain this registration but has no obligation to do so. If the registration ceases to be effective, the Participant will not be able to transfer or sell shares issued pursuant to this Award unless exemptions from registration under applicable securities laws are available. Such exemptions from registration are very limited and might be unavailable. The Participant agrees that any resale by him or her of the shares of Common Shares issued pursuant to this Award will comply in all respects with the requirements of all applicable securities laws, rules, and regulations (including, without limitation, the provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the respective rules and regulations promulgated thereunder) and any other law, rule, or regulation applicable thereto, as such laws, rules, and regulations may be amended from time to time. The Trust will not be obligated to either issue the shares or permit the resale of any shares if such issuance or resale would violate any such requirements.

15.
Code Section 409A.  The Award is intended to either be exempt from or to comply with Code Section 409A and shall be interpreted and administered consistent with that intent, provided, however, that the Trust makes no representation regarding the status of the Award under Code Section 409A and the Trust shall not be liable for any additional tax, interest or penalty that may be imposed upon the Participant, or other damage that may be suffered by the Participant, as a result of the Award being subject to and not in compliance with Code Section 409A.  Each payment required to be made hereunder shall be treated as a separate and distinct payment for purposes of Code Section 409A. If (i) an amount owing to the Participant hereunder constitutes nonqualified deferred compensation subject to Code Section 409A, (ii) the amount is considered to be payable to the Participant as a result of the Participant’s “separation from service” with the Trust and its Affiliates for purposes and within the meaning of Code Section 409A, and (iii) the Participant is at the time of separation from service a “specified employee” of the Trust and its Affiliates, then (notwithstanding any other provision hereof) the amount shall not be paid to the Participant any earlier than the time when such amount may be paid to the Participant without the Participant being subject to liability for additional tax on such amount under Code Section 409A.

16.
Tax Withholding Obligation. If upon the Certification Date or other applicable date there shall be payable by the Trust or an affiliate of the Trust any statutory income and/or employment tax withholding, in the Trust's discretion, then unless provided otherwise by the Trust, such tax withholding obligations, if any, will be satisfied by the Trust withholding a number of shares of Common Stock that would otherwise be vested under the Award in an amount that the Trust determines has a fair market value sufficient to meet such tax withholding obligations, up to the maximum statutory withholding requirement. In the Trust's discretion, it may require or permit reimbursement or payment of such tax withholding obligations by wire transfer, certified check, additional payroll withholding or other means acceptable to the Trust and upon such terms and conditions as the Trust may prescribe. The Trust may also permit the Participant to tender shares to the Trust subsequent to receipt of such shares in respect of an Award. The Trust is permitted to defer issuance of shares until reimbursement or payment by the Participant to the Trust or an affiliate of the Trust of the amount of any such tax.

The Participant is ultimately liable and responsible for all taxes owed by such Participant in connection with the Award, regardless of any action the Trust takes with respect to any tax withholding obligations that arise in connection with the Award. The Trust makes no representation or undertaking regarding the treatment of any tax withholding in connection with the grant or issuance of the Performance Shares or the subsequent sale of any of the shares underlying the Performance Shares. The Trust does not commit and is under no obligation to structure the Award program to reduce or eliminate the Participant's tax liability.

IN WITNESS WHEREOF, this Performance Share Unit Award Notice is duly authorized as of the date first above written.

RPT REALTY, a Maryland real estate investment trust

By: _____________________________________

Its:______________________________________

Accepted:

[NAME]

APPENDIX A

Acadia Realty Trust
Agree Realty Corporation
Brixmor Property Group Inc.
Cedar Realty Trust, Inc.
Federal Realty Investment Trust
Kimco Realty Corporation
Kite Realty Group Trust
Regency Centers Corporation
Retail Opportunity Investment Corp.
Retail Properties of America, Inc.
Saul Centers, Inc.
Seritage Growth Properties
SITE Centers Corp.
Urban Edge Properties
Urstadt Biddle Properties Inc.
Washington Prime Group Inc.
Weingarten Realty Investors

Level	Comparative Total Shareholder Return Percentile	Percentage of Target Number of Performance Shares
Threshold	33rd	50%
Target	50th	100%
Maximum	90th	200%

There will be a linear increase in payout between the performance levels if Threshold performance is achieved; no payout shall occur below 33rd percentile performance.